Exhibit (a)(1)(C)

INTRAWARE, INC.
OFFER TO EXCHANGE OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the "Offer to Exchange"); (2) the letter from Wendy Nieto, dated March 12, 2007; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees (including officers) and consultants who hold eligible stock options the opportunity to exchange these options for restricted stock units as set forth in Section 2 of the Offer to Exchange. This offer expires at 5:00 p.m., Pacific Time, on April 9, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of restricted stock units you receive will be based on the exchange ratios set forth in Section 2 of the Offer to Exchange. If you participate in this offer, you must exchange all outstanding and unvested options with an exercise price greater than or equal to $5.00 granted to you by Intraware under the Intraware, Inc. 1996 Stock Option Plan (the "1996 Plan"), if any. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued service to Intraware through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Pacific Time, April 9, 2007 unless extended.

☐     Yes, I wish to tender for exchange each of my eligible options, which includes all outstanding and unvested options granted to me under the 1996 Plan with an exercise price greater than or equal to $5.00 per share.

All of my eligible options will be irrevocably cancelled on April 9, 2007.

__________________________
Employee Signature

__________________________
Employee Name (Please print)

__________________________ Date and Time	__________________________ E-mail Address

RETURN TO MELINDA ERICKS NO LATER THAN 5:00 P.M., PACIFIC TIME, ON
APRIL 9, 2007.

INTRAWARE, INC.
OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.

If you participate in this offer, you must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including interoffice or United States mail or other post and overnight carrier are not permitted.

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Intraware. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) United States business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by April 9, 2007. Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including United States mail or other post and overnight carrier (or similar delivery service) are not permitted.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Intraware will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the same United States business day as the expiration of the offer, which cancellation is scheduled to be April 9, 2007.

2. Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on April 9, 2007. If Intraware extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Intraware currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 4, 2007, you may withdraw your tendered options at any time thereafter.

To withdraw all of your tendered options, you must sign, date and deliver the completed and attached withdrawal form via facsimile, e-mail, portable document format (PDF) or by hand delivery by 5:00 p.m., Pacific Time, on April 9, 2007 to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange all of your withdrawn options, you must submit a new election form to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

Your new election form must be submitted before the expiration date by following the procedures described in these instructions. Your new election form must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3. Tenders.

If you intend to tender options through the offer, you must tender all of your eligible options, except as noted herein.

You may not pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding. However, if an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), and a person who is not an eligible participant beneficially owns a portion of the eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of your eligible options legally owned by you. Because you are the legal owner of an eligible option, Intraware will respect an election properly made by you and accepted by Intraware and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4. Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Intraware of the authority of that person to act in that capacity must be submitted with this election form.

5. Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6. Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this election form may be directed to Paul Warenski, our Senior Vice President and General Counsel at (925) 253-4515. Copies will be furnished promptly at Intraware's expense.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn; provided, however, that if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form (or an acceptable copy of it) together with all other required documents must be received by Melinda Ericks, on or before 5:00 p.m., Pacific Time, on April 9, 2007.

8. Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Wendy Nieto, dated March 12, 2007, before deciding to participate in the offer.

9. Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.